EQUIPMENT SALE CONTACT

This Equipment sale contract (the “Agreement”) dated this 9th day of august 2016

BETWEEN: AMAN MACHINERY CO., LTD with the address 505/307, GUANG NAN RD., CHONG AN AREA, WUXI CITY JIANGSU PROVINCE CHINA (the “Seller”) OF THE FIRST PART

AND

KALMIN CORP. with the address Alberdi 1045, Caacupe, Paraguay, 3000 (the “Purchaser”) OF THE SECOND PART

IN CONSIDERATION OF THE COVENANTS and agreements contained in this Equipment sale contract the parties to this Agreement agree as follows:

Purchase of Goods

The Purchaser will purchase from the Seller the following goods (the “Goods”):

3D Milling Machine AMAN 4060 800W (z =13) with quantity of 1 machine

Sets of cutters with quantity of 1 set

Aluminum, sq.m, with quantity of 0.5 sq.m

Bombilla N0013 with quantity of 240 itmes

Bombilla N0016 with quantity of 160 items

In case of additional orders by the Purchaser from the Seller the specification of the purchased items should be provided in the invoice in respect to each order. The Seller should provide the invoice to the Purchaser accordingly.

Purchase Price

The Seller will sell, transfer and deliver the Goods to the Purchaser. The Purchaser will pay to the Seller the sum in USD currency, which will be specified in the invoice to each order of the Goods by the Purchaser, paid by wire transfer.

The Purchaser will make payment by wire transfer for the Goods at the time when the Purchaser receives the Goods.

The Purchaser has the right to pay owned amount to the Seller in parts.

Delivery of Goods

The Goods will be deemed received by the Purchaser when delivered to the Purchaser at Estados Unidos 975, Asuncion 1899 Paraguay. The method of shipment will be door-to-door shipment, from the warehouse of the Seller to the place of delivery of the Purchaser, specified as CPT (Carriage Paid To) in accordance to Incoterms (International Commercial Terms 2010, CC. Retrieved March 14, 2014). The Seller will be responsible for all shipping services until the goods will be deemed received by the Purchaser.

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Risk of Loss

Risk of loss will be on the Seller until the goods will be deemed received by the Purchaser.

Warranties

The Seller assumes and can authorize other person to assume on the behalf of the Seller liability in connection with the sale of the Goods.

The Purchaser has been given the opportunity to inspect the Goods or to have it inspected. Further, the Seller warranties acceptable conditions of the Goods.

Title

Title to the Goods will remain with the Seller until delivery and actual receipt of the Goods by the Purchaser.

Security Interest

The Seller retains a security interest in the Goods until paid in full.

Inspection

The Purchaser will make inspection of Goods at the time and the place of delivery Estados Unidos 975, Asuncion 1899 Paraguay.

Excuse of Delay or Failure to Perform

The Seller is liable in any way for any delay, non-delivery or default in shipment due to labor disputes, transportation shortage, delays in receipt of material, priorities, fires, accidents and other causes beyond the control of the Seller or its suppliers. If the Seller, in its sole judgment, will be prevented directly or indirectly, on account of any cause beyond its control, from delivering the Goods at the time specified or within one month after the date of this Agreement, then the Seller will have the right to terminate this Agreement by notice in writing to the Purchaser, which notice will be accompanied by full refund of all sums paid by the Purchaser pursuant to this Agreement.

Cancellation

The Seller reserves the right to cancel this Agreement:

a.           If the Purchaser fails to pay for any shipment when due;

b.           In the event of the Purchaser's insolvency or bankruptcy; or

c.            If the Seller deems that its prospect of payment is impaired.

General Provisions

Headings are inserted for the convenience only and arc not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

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All representations and warranties of the Seller contained in this Agreement will survive the closing of this Agreement.

The Purchaser may not assign its right or delegate its performance under this Agreement without the prior written consent of the Seller, and any attempted assignment or delegation without such consent will be void. An assignment would change the duty imposed by this Agreement, would increase the burden or risk involved and would impair the chance of obtaining performance or payment.

This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

If any clause of this Agreement is held unconscionable by any court of competent jurisdiction, arbitration panel or other official finder of fact, the clause will be deleted from this Agreement and the balance of this Agreement will remain in full force and effect.

This Agreement will inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

Time is of the essence in this Agreement.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF the Parties have executed this Purchase Agreement on this 9th day of August 2016.

/s/ Fen Hiu Yaming

AMAN MACHINERY CO., LTD (The “Seller”)

/s/ Jose Galarza

KALMIN CORP. (The “Purchaser”)

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